Exhibit (h)(99)

FEE WAIVER LETTER

GRANDEUR PEAK GLOBAL ADVISORS, LLC

136 S. Main Street, Suite 720

Salt Lake City, UT 84101

June 15, 2022

Dawn Cotten, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	Grandeur Peak Funds (the “Funds”), each a Series of the Financial Investors Trust (the “Trust”)

Dear Ms. Cotten:

This letter confirms the agreement of Grandeur Peak Global Advisors, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Funds.

With respect to the Funds’ Investor Class, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed the amounts listed below based on the Funds’ average daily net assets through August 31, 2023, the Adviser will reduce the fee payable with respect to the applicable Fund to the extent of such excess, and/or shall reimburse the applicable Fund (or class as applicable) by the amount of such excess.

Grandeur Peak Global Opportunities Fund	1.75%
Grandeur Peak International Opportunities Fund	1.75%
Grandeur Peak Global Reach Fund	1.50%
Grandeur Peak Emerging Markets Opportunities Fund	1.95%
Grandeur Peak Global Stalwarts Fund	1.35%
Grandeur Peak International Stalwarts Fund	1.35%

With respect to the Funds’ Institutional Class, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed the amounts listed below based on the Funds’ average daily net assets through August 31, 2023, the Adviser will reduce the fee payable with respect to the applicable Fund to the extent of such excess, and/or shall reimburse the applicable Fund (or class as applicable) by the amount of such excess.

Grandeur Peak Global Opportunities Fund	1.50%
Grandeur Peak International Opportunities Fund	1.50%
Grandeur Peak Global Reach Fund	1.25%
Grandeur Peak Emerging Markets Opportunities Fund	1.70%
Grandeur Peak Global Stalwarts Fund	1.10%
Grandeur Peak International Stalwarts Fund	1.10%
Grandeur Peak Global Micro Cap Fund	2.00%
Grandeur Peak Global Contrarian Fund	1.35%
Grandeur Peak US Stalwarts Fund	1.00%
Grandeur Peak Global Explorer Fund	1.25%

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through the previous sections of this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement; provided, however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. Notwithstanding the foregoing, the Funds will not pay any such deferred fees and expenses more than three years after the date on which the fee and expenses were deferred.

The Adviser has also agreed to waive, with respect to each following fund, annual management fees to the extent the assets of such fund exceed the average daily net asset level specified below:

Fund	Management Fee with Waiver Applied	Applicable to Average Daily Net Assets
Grandeur Peak Global Opportunities Fund	1.00% (contractually 1.25%)	Above $500 million
Grandeur Peak International Opportunities Fund	1.00% (contractually 1.25%)	Above $500 million
Grandeur Peak Emerging Markets Opportunities Fund	1.00% (contractually 1.35%)	Above $400 million

This waiver of management fees is not subject to recapture by the Adviser.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of September 1, 2022, and shall continue at least through August 31, 2023.

GRANDEUR PEAK GLOBAL ADVISORS, LLC

By:	/s/ Jeff Vincent
Name:	Jeff Vincent
Title:	CCO and General Counsel

Acknowledge and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/ Dawn Cotten
Name:	Dawn Cotten
Title:	President
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